EXHIBIT (4)(xix)

      TRANSLATION OF THE EXTRACT FROM THE PUBLIC DEED
                   PROVIDED BY THE BANK
                   PERSONAL GUARANTEE


PLYMOUTH RUBBER COMPANY, INC. a U.S.
Corporation incorporated under the Laws of the Commonwealth of Massachusetts, domiciled in Canton, Massachusetts, 104
Revere Street MA 02021, and duly registered at the Commonwealth of Massachusetts (USA) under number 482350 shall answer jointly with PLYMOUTH RUBBER EUROPA
 (the "Borrower") of the obligations contained in the Loan Agreement signed by the Borrower and CAJA MUNICIPAL DE AHORROS DE VIGO,
BANCO DE BILBAO VIZCAYA, S.A. y BANCO DEL COMERCIO, S.A., expressly renouncing to the privileges of order, "excusion" and division.

The present guarantee is also subject to the following rules:

1. The guarantee is extended to any and all the obligations of the borrower contemplated in the present agreement.

2. The guarantee shall remain in force for as long as the obligations it guarantees have not been totally cancelled.

3. The guarantors hereby expressly accept, in all their effects, all the extensions of the payment periods or all other payment facilities which the lending institutions may grant to the borrower"


_______________________________
1 This "privilege" refers to the creditor's obligation to demand payment first from the borrower and then, once this has been done, from the guarantors. Renouncing this implies that the creditor may demand payment from any of the guarantors of the borrower without any pre-established order of preference. This renouncing is standard in most personal guarantees.
2 This refers to the obligation of the creditor to demonstrate that the borrower has no resources with which to pay the debt, before he proceeds against the guarantors.
This necessity is hereby renounced. This is standard practice in guarantees such as this one.
3 The "privilege" of division granted to the guarantors means that, if there were to be more than one guarantor, the guaranteed debt shall be divided in as many parts as guarantors are, and each of them shall only respond up to his corresponding amount. This privilege is hereby renounced being the creditor thus allowed to claim the total amount of the debt from any of the guarantors.
4 This clause is included because, in accordance to Spanish
Law, if the lender and borrower extend the payment period for longer than originally convened, the guarantors are not obliged by this additional period, but their guarantee is expires on the date initially convened. In order to avoid the cancellation of the guarantees if additional time for payment is granted by the banks, this clause normally is inserted.